Master Treasury Trust
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 03/31/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2005.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/22/2004	$5,500	U.S. Treasury Note	2.125%	10/31/2004
06/17/2004	70,000	US Treasury Bill	.9600	06/24/2004
06/22/2004	80,000	US Treasury Bill	.9868	07/08/2004
08/12/2004	79,241	US Treasury Bill	1.015	09/30/2004
12/31/2004	15,000	US Treasury Bill	1.650	01/06/2005